Exhibit 99.1

For immediate release

Endeavour Enters Into Agreement to Purchase
A 20% Interest in UK Bacchus Development

Houston, TX –November 23, 2010 — Endeavour International Corporation (NYSE Amex: END) (LSE: ENDV) today announces that its wholly owned subsidiary Endeavour Energy UK Ltd. has signed a definitive agreement to acquire an additional 20% working interest in the North Sea Bacchus development. This transaction represents a purchase of 3.5 million barrels of oil reserves for a cash consideration at closing of $9.57 million and $6.38 million three months after first oil. Closing is subject to customary government and partner approvals and is targeted to be completed by year-end.

The Bacchus development, operated by Apache Corporation, is a three well subsea development with a tie back to the Forties Alpha platform. The project has received FDP approval and is expected to have first oil in mid 2011. Construction of subsea components is underway. This brings Endeavour’s total working interest in the project to 30%.

The company also announces that it has acquired a 30% interest in Block 21/9 containing the Val d’Isere exploration prospect, as part of the same transaction. Block 21/9 is located near the Forties and Bacchus developments.

William L. Transier, chairman, chief executive officer and president said, “Adding the twenty percent working interest to our existing position in Bacchus strengthens Endeavour’s position in a proven near-term oil play. Once fully operational, Bacchus is expected to produce approximately 5,000 barrels of oil per day net to Endeavour and generate significant cash flow that will contribute to the acceleration of our portfolio worldwide.”

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of oil and natural gas in the North Sea and the United States. For more information, visit http://endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.

For further information:

Endeavour – Investor Relations

Mike Kirksey	+44 (0)207 451 2350
713-307-8788
Darcey Matthews	713-307-8711
Pelham Bell Pottinger – UK Media
Philip Dennis	+44 (0)207 861 3919

Henry Lerwill            +44(0)207 861 3169